Exhibit 5.1

DuMoulin Black LLP 10th Floor 595 Howe Street Vancouver BC Canada V6C 2T5 www.dumoulinblack.com Telephone No.(604) 687-1224

Client File No. 5680-001

January 12, 2023

Bruush Oral Care Inc.
128 West Hastings Street, Unit 210

Vancouver, British Columbia V6B 1G8

Canada

Dear Sirs/Mesdames:

Re:	Bruush Oral Care Inc. (the “Company”)

We are British Columbia (the “Province”) securities counsel for the Company and are rendering this opinion in connection with the filing of a registration statement on Form F-1 (the “Registration Statement”) filed by the Company under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the resale from time to time by the Selling Securityholders (as defined in the Registration Statement) of (i) 2,966,667 common shares of the Company (the “Outstanding Shares”), (ii) 4,916,668 common shares of the Company (the “Warrant Shares”) that may be issued upon exercise of 4,916,668 common share purchase warrants of the Company (the “Warrants”), and (iii) 1,950,001 common shares of the Company (the “Pre-Funded Warrant Shares”) that may be issued upon exercise of 1,950,001 pre-funded common share purchase warrants of the Company (the “Pre-Funded Warrants”), as further described in the Registration Statement.

For the purposes of our opinion below, we have relied solely on:

(i)	a certificate of an officer of the Company (the “Officer’s Certificate”) dated the date hereof certifying, among other things:

(a)	the issuance of the Outstanding Shares, Warrants and Pre-Funded Warrants and the receipt of full consideration for the Outstanding Shares;

(b)	the Certificate of Incorporation, Notice of Articles and Articles of the Company;

(c)	a copy of directors’ resolutions of the Company approving, among other things, the issuance of the Outstanding Shares, Warrants, Pre-Funded Warrants, Warrant Shares and Pre-Funded Warrant Shares, which resolutions we have assumed will be in full force and effect, unamended, at all relevant times;

(ii)	the Registration Statement;

(iii)	original and/or copies of the executed certificates representing each of the certificated Warrants (the “Warrant Certificates”); and

(iv)	original and/or copies of the executed certificates representing each of the certificated Pre-Funded Warrants (the “Pre-Funded Warrant Certificates”).

Whenever our opinion refers to shares of the Company whether issued or to be issued, as being “fully paid and non-assessable”, such opinion indicates that the holder of such shares will not be liable to contribute any further amounts to the Company by virtue of its status as a holder of such shares, either in order to complete payment for the shares or to generally satisfy claims of creditors of the Company. No opinion is expressed as to actual receipt by the Company of the consideration for the issuance of such shares or as to the adequacy of any consideration received.

We have also examined and relied upon such other documents as we have deemed relevant and necessary as a basis for the opinions hereinafter expressed. We have assumed the genuineness of all signatures, the legal capacity at all relevant times of any individual signing such documents, the authenticity and completeness of all documents submitted to us as originals, the conformity to authentic original documents of all documents submitted to us as certified or photostatic copies or facsimiles (including scanned copies provided by email), and the authenticity of the originals of such certified or photostatic copies or facsimiles and the truth and accuracy of all corporate records of the Company and certificates of officers provided to us by the Company.

We are solicitors qualified to practice law in the Province only and we express no opinion as to the laws of any jurisdiction, or as to any matters governed by the laws of any jurisdiction, other than the laws of the Province and the laws of Canada applicable therein. The opinions herein are based on the laws of the Province and the laws of Canada applicable therein in effect on the date hereof.

The opinions expressed below are given as of the date of this letter and are not prospective. We disclaim any obligation to advise the addressees or any other person of any change in law or any fact which may come or be brought to our attention after the date of this letter.

Other than our review of the Officer’s Certificate, we have not undertaken any special or independent investigation to determine the existence or absence of any facts or circumstances on which our opinions herein are based, and no inference as to our knowledge of the existence of such facts or circumstances should be drawn merely from our representation of the Company.

Based and relying upon the foregoing, and subject to the assumptions and qualifications expressed above and below, we are of the opinion that:

1.	the Outstanding Shares have been validly issued as fully paid and non-assessable shares in the capital of the Company;

2.	upon receipt by the Company of the exercise price in full for the Warrant Shares and the issuance of the Warrant Shares in consideration for such exercise price in accordance with the terms of the Warrant Certificates, the Warrant Shares will be validly issued as fully paid and non-assessable shares in the capital of the Company; and

3.	upon receipt by the Company of the exercise price in full for the Pre-Funded Warrant Shares and the issuance of the Pre-Funded Warrant Shares in consideration for such exercise price in accordance with the terms of the Pre-Funded Warrant Certificates, the Pre-Funded Warrant Shares will be validly issued as fully paid and non-assessable shares in the capital of the Company.

We hereby consent to the filing

of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the heading “Legal Matters” in the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Yours truly,

/s/ DuMoulin Black LLP